EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of April 29, 2014, is entered into by and between Panache Beverage, Inc., a Delaware corporation with offices at 150 Fifth Avenue, 3rd Floor, New York, NY 10011 (the “Company”), and Thomas G. Smith (the “Employee”), with residence at 7533 Hatteras Drive, Hudson, FL 34667, and supersedes and replaces in its entirety any existing written or oral agreement between the parties with regard to the Employee’s employment with the Company.

Recitals

The Company desires to employ the Employee as its Chief Financial Officer and the Employee desires to be employed by the Company as its Chief Financial Officer.

Agreement

In consideration of the foregoing and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Title and Duties.

(a) The Employee’s title is Chief Financial Officer. The Employee will report to the Board of Directors of the Company, or such other supervisory or management official as the Company may identify for the Employee from time to time. The Employee shall perform his duties principally from the Panache Distillery offices in New Port Richey Florida and will report for employment no sooner than the Effective Date but no later than Monday, May 12, 2014. The Employee may be required to travel from time to time. The Employee will devote his full working time and efforts to the Company. The Employee’s activities will be at all times subject to the direction and control of the Company.

(b) The Employee agrees to devote his full business time and energies to the business of the Company and to faithfully, diligently, and competently perform his duties hereunder. During the Employee’s employment under this Employment Agreement, the Employee shall not engage in any business or non-business activity that would detract from, or conflict with, his duties to the Company, whether or not such activity is pursued for gain, profit, or other pecuniary advantage; provided, however, that the passive ownership by Employee of less than fifty percent (50%) of any entity will not, by itself, violate any of the provisions of Section 4(b) below, and Employee may engage in personal or charitable activities which do not interfere with Employee’s employment duties hereunder or are not in conflict with Company’s core businesses.

2. Term of Employment. The Company hereby agrees to employ the Employee for a term commencing on the date of this Employment Agreement (the “Effective Date”) and expiring on the second anniversary of such date (the “Scheduled Termination Date”), unless earlier terminated as provided in Section 5 (the “Employment Period”).

3. Compensation and Benefits. As full compensation for all services to be rendered by the Employee to the Company during the Employment Period, the Employee shall receive the following compensation and benefits:

(a) Base Salary. During the Employment Period the Company will pay the Employee an annual base salary of One Hundred Twenty Thousand and No/100 Dollars ($120,000.00) per year (“Base Salary”). All payments of Base Salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly when appropriate, and subject to any withholdings that are required by law.

(b) Signing Bonus. At the inception of the Employment Period the Company will pay the Employee a signing bonus of Twenty Thousand and No/100 Dollars ($20,000.00) as a one-time payment. The payment will be subject to any withholdings required by law.

(c) Quarterly Bonus. During the Employment Period the Company will pay the Employee a minimum guaranteed Quarterly Cash Bonus of 2.5% of the Base Salary, Three Thousand and No/100 Dollars ($3,000.00) per calendar quarter. The Board of Directors, in its sole discretion, may authorize additional cash bonuses to Employee based upon performance criteria set by the Board. All payments of Quarterly Bonus will be made in the first pay period following each calendar quarter-end and according to the Company’s regular payroll practice, prorated monthly or weekly when appropriate, and subject to any withholdings that are required by law.

(d) Vacation/Personal Time Off (PTO). The Employee shall be entitled to fifteen (15) days of paid PTO during the first calendar year of the Employment Period, which will be considered an earned entitlement upon Effective Date, and fifteen (15) days in the second calendar year, which will be considered an earned entitlement on January 1, 2015, and fifteen (15) days in the third calendar year, which will be considered an earned entitlement on January 1, 2016. Unused PTO can be carried over from year to year.

(e) Holidays. The Employee shall be entitled to paid Holidays in accordance with the Company’s current policy, plus two paid Floating Holidays of the Employee’s choice.

(f) Participation in Employee Benefit Plans. After 30 days of employment, the Employee shall be entitled to participate in the Company’s health benefit plans (“Employee’s Health Coverage”), which will be fully paid for by the Company.

(g) Expenses. The Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee during the Employment Period in the performance of the Employee’s duties under this Employment Agreement, upon submission of expense statements, vouchers, or other supporting information in accordance with the then-customary practices of the Company; subject to compliance with any Company reimbursement policy.

(h) Withholding of Taxes. The Employee authorizes the Company to withhold from any compensation, bonus, or benefits payable under this Employment Agreement all federal, state, city, and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4. Certain Covenants of the Employee.

(a) Confidential Information.

(i) The Company owns certain trade secrets and other confidential and/or proprietary information that may constitute valuable property rights, which the Company has developed through a substantial expenditure of time and money, which are and will continue to be utilized in business, which are not generally known in the trade and/or in the public domain, and which are the subject of its reasonable efforts to maintain as secret. The Employee acknowledges and agrees that the Company has a legitimate and continuing proprietary interest in the protection of its confidential information and trade secrets and that the Company takes steps, and expects the Employee to take steps, to protect and maintain the secrecy of the Company’s confidential information and trade secrets.

(ii) The Company agrees to provide the Employee access to Confidential Information in conjunction with the Employee’s duties. In exchange, the Employee agrees that during the Employment Period and any time thereafter, the Employee shall not use or disclose Confidential Information, or cause or allow Confidential Information to be used or disclosed, by or to any person or entity who is not authorized by the Company to use or receive such information. Further, the Employee shall not use or appropriate Confidential Information for his own benefit or for the benefit of any person or entity other than the Company or any Affiliate.

(iii) “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business or the products, services, or research or development of the Company or its Affiliates, suppliers, distributors, customers, independent contractors, or other business relations. Confidential Information includes, but is not limited to, the following: (A) internal business and financial planning information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and business methods); (B) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s suppliers, distributors, customers, independent contractors, or other business relations and their confidential information; (C) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (D) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).

(iv) At the end of the Employment Period, or at any other time upon the Company’s request, the Employee will deliver to the Company any and all Company-related property, including, without limitation, files, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all paper and electronic copies thereof, and any other material containing or disclosing any Confidential Information. The Employee further agrees that any property situated on the Company’s premises and owned by the Company, including communication devices, computers, disks, other storage media, filing cabinets, and other work areas, is subject to inspection by Company personnel at any time, with or without notice.

(b) Non Competition and Solicitation. In consideration of the Company’s promise to provide the Employee with the Company’s Confidential Information, the Employee agrees that, during the Employment Period, and for a period one-year following the Date of Termination, he shall not, directly or indirectly, either on his own behalf or on behalf of another, do or cause to be done or participate in any of the following acts:

(i) Accept or maintain employment with, perform services for, assist, or be directly or indirectly involved in the management, operation, or control of any person or business whose products or services are competitive with those offered by the Company.

(ii) Solicit, attempt to obtain, or in any way transact business or assist any other party in soliciting, attempting to obtain, or transacting business that is the same as or similar to the business conducted by the Company as of the end of the Employment Period, with any accounts or customers, or prospective accounts or customers, that were (A) serviced by the Company or with whom or with which the Employee had direct contact in connection with his employment with the Company during the two years prior to the end of the Employment Period, and (B) about whom or about which the Employee learned Confidential Information in connection with his employment with the Company; or

(iii) Hire or attempt to hire any employee of the Company or any of its Affiliates, or entice or attempt to entice any employee of the Company or any of its Affiliates to terminate his or her employment with the Company or its Affiliates.

(c) Rights and Remedies Upon Breach. If the Employee breaches, or threatens to commit a breach of, these Certain Covenants of the Employee, the Company and its Affiliates shall, in addition to any other available rights and remedies, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Covenants of the Employee or to obtain temporary, preliminary, or final injunctive relief against any act that would violate any of the Covenants of the Employee, without the necessity of posting a bond, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Affiliates and that money damages will not provide an adequate remedy to the Company and its Affiliates. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages and the Company’s attorneys’ fees and costs incurred in seeking the injunction, or any other remedies from the Employee.

5. Termination.

(a) Definitions.

(i) “Accrued Obligations” shall mean:

(1) any accrued but unpaid salary through the Date of Termination;

(2) any unpaid or unreimbursed expenses incurred in accordance with Company policy, to the extent incurred through the Date of Termination;

(3) any accrued but unused vacation days payable based on the Employee’s current pro rated Base Salary on the Date of Termination;

(4) any benefits provided under the Company’s executive benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant, and settlement of any equity awards in accordance with the terms of such equity awards;

(5) any accrued but unpaid bonus in respect to any completed fiscal quarter that has ended on or prior to the end of the Date of Termination; and

(6) rights to indemnification by virtue of the Employee’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(ii) As used in this Employment Agreement, “Cause” shall mean, in the reasonable determination of the Board of Directors of the Company, any: (A) substantial and repeated failure to perform Employee’s duties with the Company (other than by reason of the Employee’s Disability), after a written demand for substantial performance is delivered to the Employee that specifically identifies the manner in which the Company believes that the Employee has not substantially performed such duties, and the Employee has failed to remedy the situation within ten (10) days of such written notice from the Company; (B) gross negligence in the performance of the Employee’s duties; (C) conviction of, or plea of guilty or nolo contendere to any felony or any crime involving moral turpitude or the personal enrichment of the Employee at the expense of the Company, its subsidiaries or any of its or their respective customers or suppliers; (D) willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including without limitation Employee’s breach of fiduciary duties owed to the Company; (E) willful violation of any provision of the Company’s code of conduct; (F) material breach of this Agreement; provided, however, that if any such breach is subject to cure, Employee shall be entitled to written notice of and an opportunity to cure such breach to the Board’s reasonable satisfaction within ten (10) days of notice of such breach; (G) act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; (H) act that is intended or may be reasonably expected to harm the reputation, business prospects, or operations of the Company; or (I) alcoholism or drug addiction which materially impairs the Employee’s ability to perform his duties.

(iii) As used in this Agreement, “Disability” shall be deemed to exist if the Employee is incapacitated by accident, sickness, or other circumstance that renders the Employee incapable (mentally, physically, or otherwise) of performing the essential duties and services required of the Employee hereunder for a period of one hundred and twenty (120) consecutive calendar days or a total of one hundred and eighty (180) calendar days during any twelve-month period. As used in this Agreement, “Date of Termination” means the date this Employment Agreement is terminated pursuant to this Section 5.

(iv) “Good Reason” shall mean:

(1) the assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated hereby, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Employee; or

(2) any material failure by the Company to comply with any of the provisions of Section 3 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by the Employee; or

(3) the Company’s requiring the Employee to be based at any office or location located more than fifty (50) miles outside of Pasco County, Florida, except for travel reasonably required in the performance of the Employee’s responsibilities; or

(4) any decrease in salary or bonuses payable pursuant to the terms of this Agreement without the Employee’s written consent.

(b) By Employee. The Employee may terminate the Employment Period and this Employment Agreement prior to the Scheduled Termination Date as follows:

(i) Termination by Employee for Good Reason. The Employee may terminate the Term of Employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Employee’s termination shall be effective upon the date immediately following the expiration of the thirty (30) day notice period. Employee shall be entitled to:

(1) the Accrued Obligations;

(2) a severance payment equal to (i) three (3) months of the Base Salary if termination occurs within twelve (12) months after the date of this Employment Agreement or (ii) four (4) months of the Base Salary if termination occurs after twelve (12) months from the date of this Employment Agreement (such severance amounts, as applicable (the “Severance Amount”); and

(3) continuation of the health benefits provided to the Employee and his covered dependents under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums relating thereto until the earlier of: (A) six (6) months following the Termination Date, or (B) the date the Employee commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA.

(ii) Termination by Employee Without Good Reason. The Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by the Employee under this Section 5(b)(ii), Employee shall be entitled only to the Accrued Obligations. In the event of termination of the Executive’s employment under this Section 5(b)(ii), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

(c) By the Company. The Company may terminate the Employment Period and this Employment Agreement prior to the Scheduled Termination Date:

(i) Termination by Company for Cause. The Company shall at all times have the right, upon written notice to the Employee, to terminate the Term of Employment for Cause. For purposes of this Section 5(c), any good faith determination by the Board of Directors of Cause shall be binding and conclusive on all interested parties. In the event that the Term of Employment is terminated by the Company for Cause, the Employee shall be entitled only to the Accrued Obligations, payable within a reasonable period following the Termination Date.

(ii) Disability. The Company shall have the option to terminate the Term of Employment upon written notice to the Employee, at any time during which the Employee is suffering from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Employee shall be entitled to:

(1) the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(2) the Severance Amount, payable in one lump sum as soon as reasonably practicable following the Termination Date; and

(3) continuation of the health benefits provided to the Employee and his covered dependents under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums relating thereto until the earlier of: (A) six (6) months following the Termination Date, or (B) the date the Employee commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA.

(iii) Death. In the event that the Term of Employment is terminated due to the Executive’s death, the estate of the Executive shall be entitled to the same payments as set forth in 5(b) above.

(iv) Termination Without Cause. The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive. In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), the Executive shall be entitled to the same payments as set forth in 5(b) above.

(v) As a condition to the Employee’s receipt of any Severance Amount described under this Section 5, the Employee, or his representative, must execute and deliver to the Company, and not subsequently revoke, a full release of all claims that the Employee may have against the Company, its Affiliates, and all of their officers, employees, directors, and agents, in the form that the Company will provide within ten (10) days following the Date of Termination to the Employee (“Release”). The Release must be signed by the Employee, or his representative, and delivered back to the Company and become effective not later than the thirtieth (30th) day following the Date of Termination. The foregoing provisions of this Section 5(c)(v) shall survive the termination of this Employment Agreement.

6. Employee Representations. The Employee hereby represents and warrants to the Company that:

(a) the execution, delivery and performance of this Employment Agreement by the Employee does not and will not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Employee is a party or by which he is bound; and

(b) upon the execution and delivery of this Employment Agreement by the Company, this Employment Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms.

7. No Tax Representations. Neither the Company nor its representatives and attorneys have made, nor do they make, any promise or warranty whatsoever with regard to the tax consequences, if any, of any issuance, grant, lapse of restriction, forfeiture or other event made to or on behalf of or affecting the Employee in connection with this Employment Agreement. The Employee agrees that if he deems it necessary he has or will retain a professional tax advisor to inform the Employee regarding the tax consequences to the Employee, if any, of this Employment Agreement. The parties agree and affirm that each shall bear sole responsibility for their respective tax consequences that may arise from or relate to any payment described in this Employment Agreement. The Employee acknowledges that if applicable law requires the Company to make any report or disclosure to any taxing authority with respect to any payment made or consideration provided to or on behalf of the Employee in connection with this Employment Agreement, the Company may do so.

8. Other Provisions.

(a) Notices. All notices, requests, demands, and other communications that are required or may be given under this Employment Agreement shall be in writing, delivered via personal delivery; facsimile; certified or registered mail, return receipt requested; or overnight delivery service; and shall be deemed to have been duly given when received. In each case, notice shall be sent to the address set forth in the preamble to this Employment Agreement or to such other address for the Employee as may be in the Company’s records.

(b) Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the Employee’s employment with the Company and supersedes all prior contracts and other agreements, written or oral, with respect thereto, specifically including, but not limited to, all prior agreements between the Company and the Employee concerning the Employee’s employment.

(c) Amendments. This Employment Agreement may be amended, modified, superseded, canceled, renewed, or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both the parties or, in the case of a waiver, signed by the party waiving compliance.

(d) Waiver. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, or privilege hereunder, nor any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

(e) Applicable Law. This Employment Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of any choice of law provisions that would provide for a different governing law.

(f) Venue. The Employee expressly consents to the personal jurisdiction of the state and federal courts located in Pasco County, Florida, for any lawsuit arising from or relating to this Employment Agreement.

(g) Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors in interest. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Employment Agreement.

(h) Severability. If any one or more of the provisions contained in this Employment Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Employment Agreement, and this Employment Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Employment Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(i) Assignment. This Employment Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee; provided, however that it shall be enforceable by the Employee’s legal representatives and other successors in interest. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder to any Affiliate or in connection with any sale, transfer, or other disposition of all or substantially all of its assets or business, whether by merger, consolidation, or otherwise.

(j) Definitions. For purposes of this Employment Agreement:

(1) “Affiliate” shall mean a person or entity that, directly or indirectly, controls or is controlled by, or is under common control with the Company.

(2) “Control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or other agreement, or otherwise.

(k) Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(l) Copies. An electronic or facsimile copy of this Employment Agreement or a counterpart shall be deemed, and shall have the same legal force and effect as, an original document.

(m) Attorney. The Employee acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

(n) Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

(o) Acknowledgement of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS EMPLOYMENT AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS EMPLOYMENT AGREEMENT.

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

For EMPLOYEE:

Dated: April 29, 2014

Thomas G. Smith
Print Employee Name

/s/ THOMAS G. SMITH
Signature of Employee

For COMPANY:

Dated: April 29, 2014

Michael Romer, Interim CEO
Print Name and Title of Panache Representative

/s/ MICHAEL ROMER
Panache Representative’s Signature